Exhibit 99.d(2)

EXECUTION VERSION

ROLLOVER AGREEMENT

THIS ROLLOVER AGREEMENT (this “Agreement”) is made as of August 12, 2025, by and among SI Swan UK Topco Limited, a private limited company incorporated under the laws of Guernsey (“Topco”), SI Swan UK Bidco Limited, a private limited company incorporated under the laws of Guernsey (“Bidco”), SI Swan Guernsey Holdco Limited, a private limited company incorporated under the laws of Guernsey (“Parent”), SI Swan Cayman Merger Sub Ltd., a Cayman Islands exempted company incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and the investor listed on Schedule I attached hereto (“Investor”). Capitalized terms used in this Agreement, but not defined herein, shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). References herein to the “Paying Agent” shall be deemed to include the Israeli Withholding Agent.

WHEREAS, concurrently with the execution and delivery of this Agreement, Sapiens International Corporation N.V., a Cayman Islands exempted company incorporated under the laws of the Cayman Islands (the “Company”), Bidco, Parent and Merger Sub are entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will, subject to the terms and conditions set forth therein, merge with and into the Company (the “Merger”), with the Company being the surviving company, and by virtue of the Merger, the Company will become a Subsidiary of Parent;

WHEREAS, as of the date hereof, Investor is the record and beneficial owner of 24,314,766 Common Shares; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and the Merger Agreement, (i) in connection with the Merger and immediately prior to the Effective Time, (x) Investor will sell, transfer and assign to Merger Sub all of its right, title and interest in the number of Common Shares set forth on Schedule I attached hereto opposite Investor’s name in the column titled “Non-Rollover Shares” (such Common Shares, the “Non-Rollover Shares”), free and clear of all Liens (other than Liens imposed by applicable securities Laws), (y) in exchange therefor, Parent (on behalf of Merger Sub) will issue to Investor a non-interest bearing loan note instrument in form and substance reasonably acceptable to Parent and Investor (the “Loan Note”) with the aggregate principal amount set forth on Schedule I attached hereto opposite Investor’s name in the column titled “Loan Note Amount” (such amount, the “Loan Note Amount”), and (z) in exchange therefor, Merger Sub will issue to Parent a number of shares of Merger Sub with an aggregate value equal to the Loan Note (such shares, the “Exchanged Merger Sub Shares”), (ii) Investor shall retain all of its right, title and interest in the number of Common Shares set forth on Schedule I attached hereto opposite Investor’s name in the column titled “Rollover Shares” (such Common Shares, the “Rollover Shares”), free and clear of all Liens (other than Liens imposed by applicable securities Laws), (iii) on the Rollover Closing Date and after the Effective Time, Parent will sell, transfer and assign to Bidco a number of issued and outstanding common shares of the Surviving Company held by Parent immediately following the Merger (the “Surviving Company Shares”) having an aggregate value equal to the aggregate amount of third party debt financing obtained by Bidco in connection with the transactions contemplated by this Agreement and the Merger Agreement, net of transaction fees and expenses incurred by the Parent Parties (in each case, as determined by Parent and Bidco), and in exchange therefor, (x) Bidco will pay to Parent cash in an aggregate amount equal to the Loan Note Amount, and (y) any outstanding amount under the loan previously made by Bidco to Parent on or around the Closing Date in connection with the transactions contemplated by the Merger Agreement (the “Bidco Loan”) will be deemed to have been repaid in full, (iv) on the Rollover Closing Date and after the Effective Time, Parent shall cause the Paying Agent to repay to Investor, in full, the aggregate amount outstanding under the Loan Note, subject to any applicable withholding and the provisions of the Rollover Tax Ruling, if obtained in accordance with Section 11(a), and the Loan Note will be cancelled and extinguished, and (v) on the Rollover Closing Date and after the Effective Time, Investor will contribute, transfer and assign to Topco all of its right, title and interest in all of the Rollover Shares (which shall continue to be common shares in the Surviving Company pursuant to Section 2.1(d) of the Merger Agreement) (such common shares, the “Surviving Company Rollover Shares”), free and clear of all Liens (other than Liens imposed by applicable securities Laws), and in exchange therefor, Topco will issue to the Paying Agent, to be held in trust on behalf of Investor and released to Investor, a number of ordinary shares of Topco (the “Subscribed Topco Shares”) with an aggregate value set forth on Schedule I attached hereto opposite Investor’s name in the column titled “Rollover Value” at the same price per share as paid by the Sponsors to acquire ordinary shares of Topco in connection with the Closing, subject to and in accordance with the provisions of Section 2.2(i) of the Merger Agreement and the provisions of the Rollover Tax Ruling, if obtained in accordance with Section 11(a) (such contribution and exchange described in this clause (iv), the “Topco Contribution and Exchange”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties hereby agree as follows:

1. Rollover Transactions. Subject to the terms and conditions set forth in this Agreement, the parties shall consummate, or cause to be consummated, the following transactions:

(a) Pursuant to Section 1.1(a) of the Merger Agreement, in connection with the Merger and immediately prior to the Effective Time, (i) Investor shall sell, assign, transfer and convey to Merger Sub, free and clear of all Liens (other than Liens imposed by applicable securities Laws), and Merger Sub shall accept and receive, the Non-Rollover Shares, (ii) in exchange therefor, at such time, Parent (on behalf of Merger Sub) shall issue to Investor the Loan Note, and (iii) in exchange therefor, at such time, Merger Sub shall issue to Parent the Exchanged Merger Sub Shares. Pursuant to Section 2.1(b) of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party, the Non-Rollover Shares held by Merger Sub shall be cancelled, no longer be outstanding, and shall automatically cease to exist. Pursuant to Section 2.1(d) of the Merger Agreement, at the Effective Time, each Exchanged Merger Sub Share shall be converted into and become one validly issued, fully paid and non-assessable common share, par value €0.01 per share, of the Surviving Company (the transactions described in this Section 1(a), the “Step 16 Transaction”);

(b) After the Effective Time and on the Rollover Closing Date, Parent shall sell, assign, transfer and convey to Bidco, and Bidco shall accept and receive, the Surviving Company Shares. In exchange therefor, at such time, Bidco shall pay to Parent cash in an aggregate amount equal to the Loan Note Amount, and any outstanding amount under the Bidco Loan shall be deemed to have been repaid in full (the transactions described in this Section 1(b), the “Step 19 Transaction”);

(c) After the Effective Time and on the Rollover Closing Date, immediately following the Step 19 Transaction, Parent shall cause the Paying Agent to repay to Investor, in full, the aggregate amount outstanding under the Loan Note using the proceeds from the Step 19 Transaction (subject to any applicable withholding requirements), and the Loan Note shall be cancelled and extinguished with no further liability or obligation on the part of any party thereto (the transactions described in this Section 1(c), the “Step 20 Transaction”);

(d) After the Effective Time and on the Rollover Closing Date, immediately following the Step 20 Transaction, Investor shall contribute, assign, transfer and convey to Topco, free and clear of all Liens (other than Liens under applicable securities Laws), and Topco shall accept and receive, the Surviving Company Rollover Shares. In exchange therefor, at such time, Topco shall issue to the Paying Agent, to be held in trust on behalf of Investor and released to Investor the Subscribed Topco Shares, free and clear of all Liens (other than Liens under applicable securities Laws, such Liens as may exist by reason of this Agreement or the SHA or any Liens created by Investor), subject to and in accordance with the provisions of Section 2.2(i) of the Merger Agreement and the provisions of the Rollover Tax Ruling, if obtained in accordance with Section 11(a) (the transactions described in this Section 1(d), the “Step 24-1 Transaction”); and

(e) After the Effective Time and on the Rollover Closing Date, immediately following the Step 24-1 Transaction, (i) Topco shall contribute the Surviving Company Rollover Shares to SI Swan UK Midco Limited, a private limited company incorporated under the laws of Guernsey (“Midco”), (ii) immediately after the contribution described in the foregoing clause (i), Midco shall contribute the Surviving Company Rollover Shares to SI Swan UK Finco Limited, a private limited company incorporated under the laws of Guernsey (“Finco”), and (iii) immediately after the contribution described in the foregoing clause (ii), Finco shall contribute the Surviving Company Rollover Shares to Bidco (the transactions described in this Section 1(e), the “Step 24-2 Transaction” and together with the Step 24-1 Transaction, the “Step 24 Transactions”).

2. Rollover Closing. The closing (the “Rollover Closing”) of (a) the transactions contemplated by Section 1(a) shall occur immediately prior to the Effective Time and (b) the transactions contemplated by Section 1(b) through Section 1(e) shall immediately following the Effective Time on the date on which the Effective Time occurs (the “Rollover Closing Date”). Topco shall provide Investor with at least three (3) Business Days’ prior written notice of the anticipated Closing Date. The Rollover Closing shall take place virtually, via the electronic exchange of documents and signature pages or at such other time or place as mutually agreed by the parties.

3. Deliveries at the Rollover Closing. All actions which are required to be taken pursuant to this Section 3 shall be deemed to have occurred simultaneously, and except for such actions that are expressly required to be taken prior to the Effective Time pursuant to the terms of this Agreement, no action shall be deemed to have been completed or any document delivered until all such actions have been completed, in each case, unless waived by the party for whose benefit such action should have been completed.

(a) Deliveries by Parent and Topco.

(i) Immediately prior to the Effective Time, Parent shall deliver to Investor the Loan Note duly executed by Parent;

(ii) At or prior to the Closing, Parent shall deposit or shall cause to be deposited with the Paying Agent, by wire transfer of immediately available funds, the Loan Note Amount. After the Effective Time, Parent shall cause the Paying Agent, pursuant to irrevocable instructions, to deliver the Loan Note Amount to Investor, subject to Section 2.2(i) of the Merger Agreement and the provisions of the Rollover Tax Ruling, if obtained in accordance with Section 11(a);

(iii) At or prior to the Closing, Topco shall deliver to Investor a copy of duly adopted resolutions of the board of directors of Topco approving the issuance of the Subscribed Topco Shares to Investor, subject to the terms and conditions set forth in this Agreement; and

(iv) At or prior to the Closing, Parent shall cause Topco to issue to the Paying Agent (to be held in trust on behalf of Investor) the Subscribed Topco Shares. After the Effective Time, Topco shall cause the Paying Agent to release to Investor, the Subscribed Topco Shares, subject to Section 2.2(i) of the Merger Agreement and the provisions of the Rollover Tax Ruling, if obtained in accordance with Section 11(a), and shall deliver to Investor a counterpart to the SHA, duly executed by Topco and AI Global Investments (UK) PCC Limited.

(b) Deliveries by Investor.

(i) Immediately prior to the Effective Time, Investor shall deliver to Parent the Loan Note duly executed by Investor;

(ii) At the Closing, Investor shall deliver and surrender the Loan Note to Parent;

(iii) After the Effective Time, Investor shall deliver to Topco a duly executed counterpart signature page or joinder to the SHA; and

(iv) At or prior to the Rollover Closing, Investor shall deliver to Topco a properly completed and duly executed Internal Revenue Service Form W-9 or W-8 (and any required underlying documentation), as applicable, and such other documents as Topco may reasonably request and as are required by applicable law to permit it to properly file information returns with the proper authorities and comply with its tax reporting, withholding, and payment obligations.

4. Deposit of the Non-Rollover Shares. Not later than two (2) Business Days prior to the Effective Time, Investor shall deliver or cause to be delivered to Topco instructions addressed to the Company or the Company’s transfer agent, as applicable, providing for the transfer of the Non-Rollover Shares to Merger Sub as provided for in this Agreement (the “Share Documents”). The Share Documents shall be held in escrow by Topco or any agent authorized by Topco until the Rollover Closing with respect to the Step 16 Transaction.

5. SHA. Each party agrees to negotiate in good faith with the other parties to enter into, prior to or substantially concurrently with the Closing, a definitive stockholders agreement (the “SHA”) containing the rights and obligations set forth in the Term Sheet attached hereto as Exhibit A (the “Rollover Term Sheet”) and such other provisions not addressed in the Rollover Term Sheet as are customary for transactions of this type or as otherwise mutually agreed between the parties. If for any reason the parties have not entered into the SHA at or prior to the Closing, (a) the parties shall continue to negotiate in good faith to enter into the SHA as soon as possible following the Closing and (b) until such time as the SHA shall be in effect, the Rollover Term Sheet shall be binding on the parties and shall, to the fullest extent permitted by applicable Law, govern the ongoing relationship among the parties and the operation of Topco, Parent and their respective Subsidiaries (including the Company).

6. Representations and Warranties of Investor. Investor hereby represents and warrants to the other parties, as of the date of this Agreement and as of the Rollover Closing:

(a) Organization. Investor is a corporation duly organized and validly existing under the Laws of Israel and has all requisite power and authority to carry on its business as presently conducted.

(b) Authority. Investor has the requisite power and authority to execute and deliver this Agreement, the SHA (or a joinder thereto) and the Share Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Investor of this Agreement, the SHA and the Share Documents, the performance by Investor of its obligations hereunder and thereunder and the consummation by Investor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Investor, and no proceedings on the part of Investor are necessary to authorize this Agreement, the SHA (or a joinder thereto) and the Share Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Investor and constitutes a valid, legal and binding agreement of Investor (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other parties), enforceable against Investor in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(c) No Conflicts. None of the execution, delivery or performance by Investor of this Agreement, the SHA (or a joinder thereto) or the Share Documents, nor the consummation by Investor of the transactions contemplated hereby or thereby, nor compliance by Investor with any of the provisions herein or therein will (i) conflict with or result in any breach of any provision of the governing documents of Investor, (ii) require any consent of or other action by any Person, (iii) violate any Law or Permit applicable to Investor, or (iv) result in the creation of any material Lien on the assets of Investor.

(d) Permits; Litigation. No Permit of or from any Governmental Entity is required to be obtained or made by or with respect to Investor (i) in connection with the execution and delivery of this Agreement, the SHA (or a joinder thereto) and the Share Documents by Investor; or (ii) the consummation of the transactions contemplated hereby and thereby, except (A) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICA; (B) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (C) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws or FDI Laws; or (D) such other Permits of or from any Governmental Entity the failure of which to obtain would prevent, delay, or adversely affect, in each case, in any material respect, Investor’s performance of any of its obligations under this Agreement, the SHA (or a joinder thereto) or the Share Documents or the consummation of the transactions contemplated hereby or thereby. There are no Actions pending or, to Investor’s knowledge, threatened in writing against Investor at law or in equity before any Governmental Entity which would prevent, delay, or adversely affect, in each case, in any material respect, Investor’s performance of any of its obligations under this Agreement, the SHA (or a joinder thereto) or the Share Documents or the consummation of the transactions contemplated hereby or thereby.

(e) Investment Characteristics; Risk; Liquidity; Registration. Investor understands that (i) an investment in the Subscribed Topco Shares is a speculative investment that involves a high degree of risk, and that Investor may lose the entire amount of its investment, (ii) the Subscribed Topco Shares are illiquid, and Investor must, and can, bear the economic risk of an investment in the Subscribed Topco Shares for an indefinite period of time unless and until the Subscribed Topco Shares are subsequently registered under applicable securities Laws, an exemption from such registration is available or the Subscribed Topco Shares are transferred in accordance with the SHA, (iii) there is no existing public or other market for the Subscribed Topco Shares, and there can be no assurance as to when, or whether, any such market will develop, or that Investor will be able to sell or dispose of the Subscribed Topco Shares, (iv) the Subscribed Topco Shares have not been registered under the securities Laws of any jurisdiction, and Topco is under no obligation to, and currently does not intend to, register or qualify the Subscribed Topco Shares for resale by Investor or assist Investor in complying with any exemption under the securities Laws of any jurisdiction, (v) an offer or sale of the Subscribed Topco Shares by Investor in the absence of registration under appliable securities Laws will require the availability of an exemption thereunder, and (vi) a notation shall be made in the appropriate records of Topco indicating that the Subscribed Topco Shares are subject to restrictions on transfer.

(f) Additional Investment Representations and Covenants.

(i) Investor’s financial situation is such that Investor has adequate means for providing for Investor’s needs and contingencies, and can afford to suffer a complete loss of Investor’s investment in the Subscribed Topco Shares.

(ii) Investor’s knowledge and experience in financial and business matters are such that Investor is capable of evaluating the merits and risks of the investment in the Subscribed Topco Shares.

(iii) Investor understands that after consummation of the Rollover Closing and the Closing, the consolidated total indebtedness of Topco and its Subsidiaries may be significantly greater than the consolidated total funded debt of the Company prior to the Closing Date, and that, subject to the SHA, Topco has other financial commitments which may limit the return available to Investor on its investment.

(iv) Investor acknowledges and agrees that (A) neither Topco nor Parent has provided any advice or recommendation in connection with the transactions contemplated hereby, (B) Topco and Parent are not making, and Investor hereby specifically disclaims, any representation, warranty or agreement regarding any pro forma financial information, budgets, estimates, projections, forecasts or other forward looking statements, business plans or any other matter (including the reasonableness of any assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) with respect to Parent, Topco and its Subsidiaries, or any of its or their respective businesses (collectively, “Topco Information”), (C) except for the representations and warranties expressly set forth in Section 7 and Section 8, none of Topco, Parent or their respective Affiliates or Representatives makes, or has made, any representation or warranty relating to Parent, Topco, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, (D) no Person has been authorized by Parent, Topco or any of its Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent, Topco, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement, and if made, such representation or warranty must not be relied upon by Investor or any of its Affiliates or Representatives as having been authorized by Parent, Topco, any of its Subsidiaries or any of their respective Affiliates or Representatives, (E) neither Topco nor Parent will have any responsibility, liability or obligation with respect to any representations, warranties or agreements made by any other Person under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any other Person) of any thereof (including, without limitation, any representations and warranties made by the Company in the Merger Agreement), (F) the representations and warranties made by Topco and Parent in Section 7 and Section 8 are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, with respect to Parent, Topco and its Subsidiaries in connection with the transactions contemplated hereby and (G) without limiting Topco’s or Parent’s obligations under its governing documents and the SHA, neither Topco nor Parent shall have any liability or obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Investor or any other Person), whether in contract, tort or otherwise, to Investor, or to any Person claiming through Investor, in respect of the transactions contemplated hereby.

(g) Investment Purpose; No Resale or Distribution Intent. The Subscribed Topco Shares are being acquired solely for Investor’s own account and for investment only. Investor is not acquiring the Subscribed Topco Shares with a view to or for the resale, distribution, subdivision or fractionalization thereof and Investor does not have any plans to enter into any contract, undertaking, agreement or arrangement for any such purpose. Investor understands and agrees that Topco shall not have any obligation to recognize the ownership, beneficial or otherwise, of the Subscribed Topco Shares by any Person other than Investor, except as set forth in the SHA, and that no Subscribed Topco Shares shall be transferable except upon the conditions set forth in the SHA.

(h) Investigation; Advice. Investor acknowledges that it has been afforded the opportunity to ask such questions as it deemed necessary of, and to receive answers from, representatives of Topco concerning the merits and risks of investing in the Subscribed Topco Shares, and in making the decision to invest in Topco, Investor has relied solely upon independent investigations made by Investor and the representations and warranties contained in the Merger Agreement and herein. Investor is not relying, and has not relied, on any Topco Information or any other information, representations or warranties concerning Parent, Topco or any of its Subsidiaries (or any of their businesses, operations or otherwise) in connection with this Agreement and the transactions contemplated hereby, other than the representations and warranties expressly set forth in Section 7 and Section 8. Investor has consulted, to the extent deemed appropriate by Investor, with Investor’s own advisers as to the financial, tax, legal and related matters concerning an investment in the issued Subscribed Topco Shares and on that basis understands the financial, tax, legal and related consequences of an investment in the issued Subscribed Topco Shares. None of Topco, Parent or any of their respective Affiliates is guaranteeing or will have any liability to Investor in respect of the tax treatment of the transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 6(h) shall limit the parties’ obligations under Section 11(c).

(i) No Brokers’ or Finders’ Fees. Investor has not entered into any agreement to pay any brokers’ or finders’ fees to any person with respect to this Agreement or the purchase and sale of the Subscribed Topco Shares contemplated hereby.

(j) Title to Company Shares. Investor (i) is the sole record and beneficial owner of the Non-Rollover Shares and the Rollover Shares, and will at the Rollover Closing be the sole record and owner of the Non-Rollover Shares (before giving effect to the Step 16 Transaction) and the Surviving Company Rollover Shares, (ii) except as expressly set forth in the Support Agreement, has sole voting power, power of disposition and power to issue instructions with respect to the Non-Rollover Shares and the Rollover Shares, and will at the Rollover Closing have sole voting power, power of disposition, and power to issue instructions with respect to the Non-Rollover Shares and the Surviving Company Rollover Shares, and (iii) has good and valid title to the Non-Rollover Shares and the Rollover Shares (other than the liens referenced in Section 4.7 of the Support Agreement, which will be released prior to the Closing in accordance with Section 4.7 of the Support Agreement), and will have at the Rollover Closing good and valid title to the Non-Rollover Shares and the Surviving Company Rollover Shares, at the Rollover Closing, free and clear of all Liens (other than Liens arising under applicable securities Laws). Upon delivery of the Non-Rollover Shares and the Surviving Company Rollover Shares by Investor as contemplated by Section 1, Investor will transfer to Merger Sub and Topco, respectively, good and valid title to the Non-Rollover Shares and the Surviving Company Rollover Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws and Liens created by Merger Sub or Topco, respectively).

(k) No Certificates. Investor acknowledges and agrees that, as of the Rollover Closing: (i) the Subscribed Topco Shares are uncertificated and Investor is not entitled to any certificate representing the Subscribed Topco Shares issued upon the consummation of the Topco Contribution and Exchange, unless and to the extent Topco shall otherwise determine, and (ii) if at any time Topco shall determine that the Subscribed Topco Shares should be certificated, such certificates will contain such legends as contemplated by the SHA.

7. Representations and Warranties of Topco. Topco hereby represents and warrants to Investor as of the date of this Agreement and the Rollover Closing, as follows. For the avoidance doubt, Topco makes no representation or warranty regarding the Company or any or its Subsidiaries, and any representation and warranty made regarding any Subsidiary(ies) of Topco shall not be deemed to include the Company or any of its Subsidiaries.

(a) Organization. Topco is a private limited company duly incorporated and validly existing under the Laws of Guernsey and has all requisite business entity power and authority to carry on its business as presently conducted. True, correct and complete copies of Topco’s organizational documents and any shareholder agreements have been provided to Investor.

(b) Authority. Topco has the requisite power and authority to execute and deliver this Agreement and the SHA and to consummate the transactions contemplated hereby. The execution and delivery by Topco of this Agreement and the SHA, the performance by Topco of its obligations hereunder and thereunder and the consummation by Topco of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Topco, and no proceedings on the part of Topco are necessary to authorize this Agreement or the SHA or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Topco and constitutes a valid, legal and binding agreement of Topco (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other parties), enforceable against Topco in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(c) No Conflicts. None of the execution, delivery or performance by Topco of this Agreement or the SHA, nor the consummation by Topco of the transactions contemplated hereby or thereby, nor compliance by Topco with any of the provisions herein or therein will (i) conflict with or result in any breach of any provision of the governing documents of Topco, (ii) require any consent of or other action by any Person, (iii) violate any Law or Permit applicable to Topco, or (iv) result in the creation of any material Lien on the assets of Topco.

(d) Permits; Litigation. No Permit of or from any Governmental Entity is required to be obtained or made by or with respect to Topco (i) in connection with the execution and delivery of this Agreement and the SHA by Topco; or (ii) the consummation of the transactions contemplated hereby and thereby, except (A) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICA; (B) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (C) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws or FDI Laws; or (D) such other Permits of or from any Governmental Entity the failure of which to obtain would prevent, delay, or adversely affect, in each case, in any material respect, Topco’s performance of any of its obligations under this Agreement or the SHA or the consummation of the transactions contemplated hereby or thereby. There are no Actions pending or, to Topco’s knowledge, threatened in writing against Topco at law or in equity before any Governmental Entity which would prevent, delay, or adversely affect, in each case, in any material respect, Topco’s performance of any of its obligations under this Agreement or the SHA or the consummation of the transactions contemplated hereby or thereby.

(e) Issuance of and Title to the Subscribed Topco Shares. Upon issuance, the Subscribed Topco Shares will be duly authorized and validly issued to Investor. Upon issuance of the Subscribed Topco Shares to Investor, Investor will acquire good and valid title to such Subscribed Topco Shares, free and clear of all Liens except as may exist by reason of this Agreement, applicable securities Laws or the SHA or any Liens created by Investor. Other than the SHA or as contemplated by this Agreement (including the Rollover Term Sheet), Topco is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any equity securities of Topco.

(f) No other Assets. As at the Closing Date, immediately following the consummation of the transactions contemplated by this Agreement and the Merger Agreement, other than its direct and indirect holdings in Midco, Finco, Bidco and the Company (and the Company Subsidiaries) as set forth in the Tax Strawman, attached hereto as Exhibit B (the “Strawman”) and as contemplated by this Agreement, Topco has no other assets or liabilities. Other than as set forth in the Strawman or as contemplated by this Agreement, there are no Contracts, commitments to enter into Contracts or other obligations between Topco or any of its respective Affiliates, on the one hand, and any director, officer or employee of Topco, on the other hand.

(g) Capitalization. As of the date hereof, Topco is authorized to issue an unlimited number of shares. Schedule 7(g)(i) sets forth all of the issued and outstanding shares and other equity interests in Topco as of the date hereof, including the number and class or series (as applicable) of shares along with the beneficial and record holders thereof. As of the date hereof, other than as set forth in the Strawman or contemplated by this Agreement, no other Person has any option, warrant, right or claim to purchase or receive any equity interest in Topco, and there is no other security that is exercisable for, convertible into or granting any other right to purchase, receive or subscribe for equity securities, or voting rights, in Topco.

(h) No other Representations. (A) Except for the representations and warranties expressly set forth Section 6 and the Support Agreement, none of Investor or its Affiliates or Representatives makes, or has made, any representation or warranty relating to Investor or any of its businesses, operations or otherwise or the Rollover Shares, the Non-Rollover Shares or the Surviving Company Rollover Shares in connection with this Agreement, (B) no Person has been authorized by Investor or any of its Affiliates or Representatives to make any representation or warranty relating to Investor or any its businesses or operations or otherwise or the Rollover Shares, the Non-Rollover Shares or Surviving Company Rollover Shares in connection with this Agreement, and if made, such representation or warranty must not be relied upon by Topco or any of its Affiliates or Representatives as having been authorized by Investor or any of its Subsidiaries or any of their respective Affiliates or Representatives, (C) Investor will not have any responsibility, liability or obligation with respect to any representations, warranties or agreements made by any other Person under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any other Person) of any thereof (including, without limitation, any representations and warranties made by the Company in the Merger Agreement), (D) the representations and warranties made by Investor in Section 6 and the Support Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, with respect to Investor or the Rollover Shares, the Non-Rollover Shares or the Surviving Company Rollover Shares in connection with the transactions contemplated hereby and (E) without limiting Investor’s obligations under its governing documents and the SHA, Investor shall not have any liability or obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Topco or any other Person), whether in contract, tort or otherwise, to Topco, or to any Person claiming through Topco, in respect of the transactions contemplated hereby.

(i) Investment Purpose; No Resale or Distribution Intent. Other than as set forth in this Agreement, the Surviving Company Rollover Shares are being acquired solely for Topco’s own account and for investment only. Other than as set forth in this Agreement, Topco is not acquiring the Surviving Company Rollover Shares with a view to or for the resale, distribution, subdivision or fractionalization thereof and Topco does not have any plans to enter into any contract, undertaking, agreement or arrangement for any such purpose.

(j) No Brokers’ or Finders’ Fees. Topco has not entered into any agreement to pay any brokers’ or finders’ fees to any person with respect to this Agreement or the purchase and sale of the Surviving Company Rollover Shares contemplated hereby.

8. Representations and Warranties of Bidco, Parent and Merger Sub. Each of Bidco, Parent and Merger Sub hereby represents and warrants to Investor as of the date of this Agreement and the Rollover Closing, as follows. For the avoidance doubt, none of Bidco, Parent or Merger Sub makes any representation or warranty regarding the Company or any or its Subsidiaries, and any representation and warranty made regarding any Subsidiary(ies) of Bidco, Parent or Merger Sub shall not be deemed to include the Company or any of its Subsidiaries.

(a) Organization. Such party is a private limited company or exempted company duly incorporated and validly existing under the Laws of the jurisdiction of its organization and has all requisite business entity power and authority to carry on its business as presently conducted.

(b) Authority. Such party has the requisite power and authority to execute and deliver this Agreement and the SHA, as applicable, and to consummate the transactions contemplated hereby. The execution and delivery by such party of this Agreement and the SHA, as applicable, the performance by such party of its obligations hereunder and thereunder and the consummation by such party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such party, and no proceedings on the part of such party are necessary to authorize this Agreement or the SHA, as applicable, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such party and constitutes a valid, legal and binding agreement of such party (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other parties), enforceable against such party in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(c) No Conflicts. None of the execution, delivery or performance by such party of this Agreement or the SHA, as applicable, nor the consummation by such party of the transactions contemplated hereby or thereby, nor compliance by such party with any of the provisions herein or therein will (a) conflict with or result in any breach of any provision of the governing documents of such party, (b) require any consent of or other action by any Person, (c) violate any Law or Permit applicable to such party, or (d) result in the creation of any material Lien on the assets of such party.

(d) Permits; Litigation. No Permit of or from any Governmental Entity is required to be obtained or made by or with respect to such party (i) in connection with the execution and delivery of this Agreement and the SHA by such party, as applicable; or (ii) the consummation of the transactions contemplated hereby and thereby, except (A) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICA; (B) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (C) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws or FDI Laws; or (D) such other Permits of or from any Governmental Entity the failure of which to obtain would prevent, delay, or adversely affect, in each case, in any material respect, such party’s performance of any of its obligations under this Agreement or the SHA, as applicable, or the consummation of the transactions contemplated hereby or thereby. There are no Actions pending or, to such party’s knowledge, threatened in writing against such party at law or in equity before any Governmental Entity which would prevent, delay, or adversely affect, in each case, in any material respect, such party’s performance of any of its obligations under this Agreement or the SHA, as applicable, or the consummation of the transactions contemplated hereby or thereby.

(e) No other Assets or Liabilities. As of the date hereof, such party has no other assets or liabilities other than as set forth in the Strawman and in this Agreement. Other than as set forth in the Strawman or as contemplated by this Agreement, there are no Contracts, commitments to enter into Contracts or other obligations between such party or any of its respective Affiliates, on the one hand, and any director, officer or employee of such party, on the other hand.

(f) Financing. Assuming the Financing is funded on the Closing Date in accordance with the Equity Commitment Letters and the Financing Letters and the satisfaction of all of the conditions to the obligation of the Parent Parties to consummate the Transactions at the Closing, the aggregate proceeds from the Financing when funded in accordance with the Equity Commitment Letters and the Financing Letters will be sufficient for Parent to repay the Loan Note pursuant to the Step 20 Transaction.

(g) No other Representations. (A) Except for the representations and warranties expressly set forth Section 6 and the Support Agreement, none of Investor or any of its Affiliates or Representatives makes, or has made, any representation or warranty relating to Investor or any of its businesses, operations or otherwise or the Rollover Shares, the Non-Rollover Shares or the Surviving Company Rollover Shares in connection with this Agreement, (B) no Person has been authorized by Investor or any of its Affiliates or Representatives to make any representation or warranty relating to Investor or any its businesses or operations or otherwise or the Rollover Shares, the Non-Rollover Shares or Surviving Company Rollover Shares in connection with this Agreement, and if made, such representation or warranty must not be relied upon by Bidco, Parent or Merger Sub or any of their Affiliates or Representatives as having been authorized by Investor or any of its Subsidiaries or any of their respective Affiliates or Representatives, (C) Investor will not have any responsibility, liability or obligation with respect to any representations, warranties or agreements made by any other Person under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any other Person) of any thereof (including, without limitation, any representations and warranties made by the Company in the Merger Agreement), (D) the representations and warranties made by Investor in Section 6 and the Support Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, with respect to Investor or the Rollover Shares, the Non-Rollover Shares or the Surviving Company Rollover Shares in connection with the transactions contemplated hereby and (E) without limiting Investor’s obligations under its governing documents and the SHA, Investor shall not have any liability or obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Bidco, Parent or Merger Sub or any other Person), whether in contract, tort or otherwise, to Bidco, Parent or Merger Sub, or to any Person claiming through Bidco, Parent or Merger Sub, in respect of the transactions contemplated hereby.

(h) Investment Purpose; No Resale or Distribution Intent. Other than as set forth in this Agreement, the Non-Rollover Shares are being acquired solely for Merger Sub’s own account and for investment only. Other than as set forth in this Agreement, Merger Sub is not acquiring the Non-Rollover Shares with a view to or for the resale, distribution, subdivision or fractionalization thereof and Merger Sub does not have any plans to enter into any contract, undertaking, agreement or arrangement for any such purpose.

(i) No Brokers’ or Finders’ Fees. Such party has not entered into any agreement to pay any brokers’ or finders’ fees to any person with respect to this Agreement or any of the transactions contemplated hereby.

9. No Survival or Representations and Warranties; Survival of Covenants. Each representation and warranty contained in this Agreement shall expire as of, and shall not survive, the consummation of the Rollover Closing, and none of the parties or any of their respective Affiliates, representatives, stockholders, partners or members shall have any liability whatsoever (whether based on contract, tort or any other theory of law) with respect to any such representation or warranty following the Rollover Closing, except to the extent arising from actual and intentional fraud committed by such party. All covenants of each of the parties to this Agreement shall survive the consummation of the Rollover Closing and the consummation of the Closing pursuant to the Merger Agreement.

10. Further Assurances. Each party hereby covenants that, from time to time after the delivery of this Agreement, upon reasonable request from the other parties, such party will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, conveyances, transfers, assignments, powers of attorney and assurances reasonably necessary to effect the transactions contemplated hereby in accordance with Section 1.

11. Certain Tax Matters.

(a) The parties shall cooperate in full coordination with Investor’s tax advisors to prepare and file with the ITA an application for a ruling addressing the structure of the transactions contemplated hereby (the “Rollover Tax Ruling”). Investor shall file the application for the Rollover Tax Ruling within seven (7) Business Days after the execution of this Agreement. Each party will use its commercially reasonable efforts to obtain the Rollover Tax Ruling on customary terms, subject to this Section 11(a). In furtherance of the foregoing, each party will (i) cooperate with each other in connection with any communication, filing or submission with the ITA; (ii) keep the other parties and their respective counsel promptly informed of any material communication received by such party from, or given by such party to, the ITA, in each case, regarding the Rollover Tax Ruling; (iii) give each other reasonable advance notice of any meeting or conference regarding the Rollover Tax Ruling with the ITA, and to the extent permitted by the ITA, give the other parties and/or their respective counsel the opportunity to attend and participate in any such meetings and conferences relating to substance or that are material to the procedure; (iv) consider in good faith the views of the other parties and keep the other parties reasonably informed of the status of matters related to the Rollover Tax Ruling; and (v) permit the other parties and/or their respective counsel to review in advance, with reasonable time and opportunity to comment, reflect the other parties’ reasonable comments thereon, and consult with each other in advance of any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to the ITA in connection with the Rollover Tax Ruling. Notwithstanding anything to the contrary set forth in this Agreement, (i) the final text of any submission or filing (and any documents submitted therewith) with the ITA and the final text of the Rollover Tax Ruling shall in each case be subject to the prior written consent of Topco, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) in the event the Rollover Tax Ruling seeks to impose any conditions, restrictions, obligations, or liabilities on Topco, Bidco, Parent, Merger Sub, the Company or any of their respective Affiliates or direct or indirect equity holders (including any such conditions, restrictions, obligations or liabilities that would apply to the Surviving Company or its Subsidiaries following the Closing), Topco may, in its sole discretion, accept or agree to, or refuse to accept or agree to, any such conditions, restrictions, obligations or liabilities, and Investor shall not accept or agree to any such conditions, restrictions, obligations or liabilities without Topco’s prior written consent. Notwithstanding the foregoing, to the extent the condition, restriction, obligation or liability imposed by the ITA in the Rollover Tax Ruling relates to (A) the Company remaining an Israeli Tax resident following the Closing, or (B) after such time as the Company ceases to be an Israeli Tax resident, any retained earnings accumulated by the Company prior to the Company ceasing to be an Israeli Tax resident being deemed to have been generated in Israel and thus, distributions made on account thereof being subject to Tax in Israel, then Topco (or its Affiliates) shall be permitted to refuse to accept or agree or withhold its consent solely for commercially reasonable reasons.

(b) The parties hereto intend for U.S. federal income tax purposes that (i) the Topco Contribution and Exchange be governed by Section 721(a) of the Code and (ii) the transactions described in Section 1(e) be governed by Section 351(a) of the Code (the “Intended Tax Treatment”).

(c) The parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return, or in connection with any Tax audit or examination, except as otherwise required by applicable Law.

(d) Without limiting any rights of Topco, Bidco, Parent or Merger Sub under Section 11(a), Parent shall use commercially reasonable efforts to reasonably cooperate as and to the extent reasonably requested by Investor to enforce Investor’s rights against the Company under Section 6.12(e) of the Merger Agreement.

12. Termination. This Agreement shall terminate automatically and shall be of no further force and effect in the event the Merger Agreement is validly terminated in accordance with Article VIII thereof; provided that the parties hereto shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement.

13. Additional Securities. In the event of a reclassification, recapitalization, reorganization, share split, consolidation or combination, exchange or readjustment of shares or other similar transaction, in each case affecting the Non-Rollover Shares or the Rollover Shares, the terms “Non-Rollover Shares” and “Rollover Shares,” respectively, shall be deemed to refer to and include such shares. Investor shall notify Parent in writing of the number of Additional Securities the Beneficial Ownership (each as defined in the Support Agreement) of which is acquired by Investor or its Affiliates after the date hereof pursuant to Section 4.1(a) of the Support Agreement as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such Additional Securities shall automatically become subject to the terms of this Agreement and shall constitute “Non-Rollover Shares” for all purposes of this Agreement. Parent may update Schedule I to reflect any such changes contemplated by this Section 13.

14. Miscellaneous.

(a) All notices, requests, claims, demands and other communications under this Agreement will be in writing (including email, so long as a receipt of such email is requested and received and no “bounceback” or notice of non-delivery is received) and will be given to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Investor, then to the address set forth beneath Investor’s name on Schedule I attached hereto, with a copy (which shall not constitute notice) to:

Gornitzky

Vitania Tel Aviv Tower

20 HaHarash St.

TLV Israel

Attn: Chaim Friedland, Adv.; Nir Knoll, Adv.

Email: friedland@gornitzky.com; nirk@gornitzky.com

If to Topco, Bidco, Parent or Merger Sub, then to:

c/o Advent International, L.P.

800 Boylston Street

Boston, MA 02199

Attention: Advent Legal

Email: [***]

with copies (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Willard S. Boothby, P.C.; Michael Chung

Email: willard.boothby@kirkland.com; michael.chung@kirkland.com

All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a Business Day in the place of receipt. Otherwise, any such notice, request, or communication will be deemed to have been received on the next succeeding Business Day in the place of receipt.

(b) This Agreement, including all matters of construction, validity and performance and any action or counterclaim (whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated hereby or the negotiation, administration, performance and enforcement hereof, will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under any applicable principles of choice or conflicts of laws of the State of New York.

(c) Each of the parties hereto irrevocably agrees that any Action arising out of or relating to this Agreement will be brought and determined in the competent courts in the State of New York. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any Action relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in New York as described herein. Each of the parties hereto further agrees that notice as provided herein will constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14(d).

(e) This Agreement (together with the Exhibits and Schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

(f) Whenever required by the context hereof, the singular shall include the plural, and vice versa. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(g) This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, ..gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(h) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, that, the parties expressly agree that the Company shall be, and is intended to be, a third party beneficiary of the covenants and agreements of the parties set forth in this Agreement.

(i) No party to this Agreement may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other party.

(j) Each party agrees that the remedies at law for a breach of this Agreement would be inadequate and that the non-breaching party shall be entitled to specific performance and injunctive relief to enforce this Agreement and prevent any violation hereof (and shall have all other rights and remedies at law or equity as may be available). Each party hereby waives any objection to the imposition of such relief and remedies.

(k) Each party acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(l) For purposes of this Agreement, “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that for purposes of this definition as used in this Agreement, (i) none of the Company or any of the Company Subsidiaries will be deemed to be Affiliates of the Sponsors or the Parent Parties, or vice versa, prior to Closing, and (ii) for the avoidance of doubt, none of the Company or any of the Company Subsidiaries will be deemed to be Affiliates of Investor, or vice versa.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

TOPCO:

SI SWAN UK TOPCO LIMITED

By:	/s/ Christopher John Coombe
Name:	Christopher John Coombe
Its:	Director

BIDCO:

SI SWAN UK BIDCO LIMITED

By:	/s/ Christopher John Coombe
Name:	Christopher John Coombe
Its:	Director

PARENT:

SI SWAN GUERNSEY HOLDCO LIMITED

By:	/s/ Christopher John Coombe
Name:	Christopher John Coombe
Its:	Director

MERGER SUB:

SI SWAN CAYMAN MERGER SUB LTD.

By:	/s/ Don Whitt
Name:	Don Whitt
Its:	Director

[Signature Page to Rollover Agreement]

INVESTOR:

FORMULA SYSTEMS (1985) LTD.

By:	/s/ Guy Bernstein
Name:	Guy Bernstein
Its:	CEO

By:	/s/ Asaf Berenstin
Name:	Asaf Berenstin
Its:	CFO

[Signature Page to Rollover Agreement]

EXHIBIT A

ROLLOVER TERM SHEET

[See attached.]

EXHIBIT B

STRAWMAN

[See attached.]

SCHEDULE I

Investor	Non-Rollover Shares	Loan Note Amount	Rollover Shares	Rollover Value
Formula Systems (1985) Ltd Terminal Center 1 Yahadut Canada Street Or-Yehuda, Israel 6037501 Attention: Guy Bernstein Email: [***]	17,418,214	$757,692,309	6,896,552	$300,000,000

Schedule 7(g)(i)

Capitalization

Holder Name	Number and Class of Shares	Aggregate Value
AI Global Investments (UK) PCC Limited	1 ordinary share of $0.01	$1.00
Total	1 ordinary share of $0.01	$1.00